ECD ANNOUNCES TIMING FOR RELEASE OF
                      UNAUDITED YEAR-END OPERATING RESULTS


ROCHESTER HILLS, Mich., Oct. 14, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced today that it will release its unaudited financial results for the fiscal year ended June 30, 2003 on Wednesday, October 15, 2003. ECD intends to file its audited financial results and the Annual Report on Form 10-K for the fiscal year 2003 with the Securities and Exchange Commission next week.

The delay in filing is a direct result of ECD's acquisition in May 2003 of interests previously owned by N.V. Bekaert S.A. in United Solar Ovonic Corp. and United Solar Ovonic LLC. The accounting analyses of the acquisition have been complex and have taken more time than expected.

ECD will hold a conference call on Wednesday, October 15 at 12:00 noon (ET) to discuss its fiscal year 2003 results. Individuals wishing to participate in the conference should call 1.877.858.2512. A live webcast of the conference call will be available online at http://www.videonewswire.com/ECDOVONICS/101503/ or through the Company's web site at www.ovonic.com.

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ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on http://www.ovonic.com.

Contact:
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440